Ex 99.1

SILVERLEAF RESORTS, INC.
REPORTS THIRD QUARTER 2008 RESULTS

DALLAS--(BUSINESS WIRE) — November 4, 2008 --- Silverleaf Resorts, Inc. (NASDAQ: SVLF) today reported the following results for its third quarter ended September 30, 2008.

Financial highlights for the third quarter of 2008 (compared to the third quarter of 2007):

•	Vacation Interval sales increased 5.6% to $66.8 million

•	Total revenues increased 1.3% to $68.4 million

•	Net income of $2.9 million and diluted earnings per share of $0.07

Robert E. Mead, CEO, commented, “We continue to be challenged by current economic conditions, coupled with the negative impact from Hurricane Ike on our September sales.  However, in spite of these events, our sales have continued to increase. Furthermore, we are also extremely pleased by the progress we have made in improving the credit quality of our new originations while prudently managing our liquidity through controlled and measured growth.  During this period of tight credit we are very fortunate to have been able to extend our long-term lending commitments as well as raise additional financing to support our business model into 2010. While we are pleased with our continued success, we recognize the ongoing challenges this turbulent and unpredictable period presents.  Consequently, we are suspending our 2008 net income guidance.”

2008 Third Quarter Results

Overall, total revenues for the third quarter of 2008 increased 1.3% to $68.4 million compared to $67.5 million for the third quarter of 2007.  Total revenues consist of net sales, interest income, management fees, and other income.

Vacation Interval sales increased 5.6% to $66.8 million in the third quarter of 2008 compared to $63.3 million in the comparable prior-year period.  The increase in Vacation Interval sales is primarily attributable to favorable sales mix of higher-end products as well as increased tours.  Vacation Interval sales to existing customers increased 4.3% to $39.8 million while Vacation Interval sales to new customers increased 7.7% to $27.0 million.  Vacation Interval sales to existing customers comprised 59.6% and 60.4% of total Vacation Interval sales in the third quarters of 2008 and 2007, respectively, which maintains our favorable sales mix trend toward upgrades and second-week sales to existing customers as such sales have relatively lower associated sales and marketing costs.

The provision for estimated uncollectible revenue was 24.9% of Vacation Interval sales during the third quarter of 2008 versus 23.9% in the second quarter of 2008 and 17.5% in the third quarter of 2007.  This increase was necessary to maintain the allowance for uncollectible notes at a level management considers adequate to provide for anticipated losses resulting from customer defaults.

Cost of Vacation Interval sales increased to 12.0% of Vacation Interval sales for the third quarter of 2008 compared to 8.2% in the 2007 comparable period.  This increase resulted from sales of higher cost-basis inventory during the third quarter of 2008 compared to 2007 as well as revisions made to our future relative sales value in the third quarter of 2007 which had the effect of decreasing cost of sales for the period.

Sales and marketing expense as a percentage of Vacation Interval sales increased to 53.8% for the third quarter of 2008 compared to 49.3% in the prior-year comparable period.  The $4.7 million increase in sales and marketing expense is attributable to marketing efforts to improve the credit quality of our customers and the increased volume of Vacation Interval sales.

While total positive net interest spread (interest income less interest expense and lender fees) was $7.6 million for the third quarter of 2008 compared to $7.1 million for the third quarter of 2007, interest expense and lender fees as a percentage of interest income increased to 51.8% in the third quarter of 2008 compared to 47.0% in the third quarter of 2007.  This increase is attributable to a larger average debt balance outstanding for the third quarter of 2008 versus the same period of 2007 and an increase in lender fees related to our securitization closed in June 2008.  The increase was offset by an overall decrease in the weighted average borrowing rate to 7.4% for the quarter ended September 30, 2008 from 7.7% for the quarter ended September 30, 2007 coupled with an overall increase in the weighted average yield on customer notes receivable to 16.6% at September 30, 2008 from 16.3% at September 30, 2007.

Net income for the quarter ended September 30, 2008 decreased to $2.9 million, or $0.07 per diluted share, compared to net income of $8.5 million, or $0.22 per diluted share, for the quarter ended September 30, 2007.

2008 Year-to-Date Results

Overall, total revenues for the nine months ended September 30, 2008 increased 7.5% to $204.5 million compared to $190.2 million for the nine months ended September 30, 2007.

Vacation Interval sales increased 14.1% to $199.9 million in the first nine months of 2008 compared to $175.2 million in the comparable prior-year period.  The increase in Vacation Interval sales is primarily attributable to a 7.4% increase in tours.  Vacation Interval sales to existing customers increased 14.7% to $119.3 million while Vacation Interval sales to new customers increased 13.1% to $80.6 million.  Vacation Interval sales to existing customers comprised 59.7% and 59.3% of total Vacation Interval sales in the first nine months of 2008 and 2007, respectively, which maintains our favorable sales mix trend toward upgrades and second-week sales to existing customers as such sales have relatively lower associated sales and marketing costs.

The provision for estimated uncollectible revenue was 23.6% of Vacation Interval sales during the first nine months of 2008 versus 16.5% for the same period of 2007.  This increase was necessary to maintain the allowance for uncollectible notes at a level management considers adequate to provide for anticipated losses resulting from customer defaults.

Cost of Vacation Interval sales increased to 10.3% of Vacation Interval sales for the first nine months of 2008 compared to 9.5% in the 2007 comparable period.  This increase primarily resulted from sales of higher cost-basis inventory during the first nine months of 2008.

Sales and marketing expense as a percentage of Vacation Interval sales increased to 51.7% for the nine-month period ended September 30, 2008 versus 50.1% for the same period of 2007.  The $15.6 million increase in sales and marketing expense is attributable to the increased volume of Vacation Interval sales and marketing efforts to improve the credit quality of our customers.

Total positive net interest spread (interest income less interest expense and lender fees) was $24.9 million for the first nine months of 2008 compared to $20.8 million for the first nine months of 2007.  In addition, interest expense and lender fees as a percentage of interest income declined to 45.3% in the first nine months of 2008 compared to 46.5% for the comparable prior year period.  This favorable variance is attributable to the overall decrease in the weighted average borrowing rate to 6.7% for the nine months ended September 30, 2008 from 7.7% for the nine months ended September 30, 2007 coupled with an overall increase in the weighted average yield on customer notes receivable to 16.6% at September 30, 2008 from 16.3% at September 30, 2007.  This favorable variance was partially offset by an increase in lender fees related to our SF-VI securitization closed in the second quarter of 2008.

Net income for the nine months ended September 30, 2008 decreased to $16.3 million, or $0.41 per diluted share, compared to net income of $22.8 million, or $0.58 per diluted share, for the nine months ended September 30, 2007.

Balance Sheet

At September 30, 2008, notes receivable and revolving debt balances increased over comparative balances at December 31, 2007.  These increases are directly related to increased Vacation Interval sales.

At September 30, 2008, senior credit facilities provided for loans of up to $561.2 million, of which $206.4 million was available for future advances.  Considering forecasted sales and expansion plans, these senior credit facilities provide adequate liquidity into 2010.  At September 30, 2008, the Company’s senior debt consisted of 44% fixed-rate debt and 56% variable-rate debt.

Expansion at existing resorts, including construction of lodging units and additional amenities, decreased to $7.8 million for the third quarter of 2008 from $9.2 million for the comparable prior year period.  This reduction in capital expenditures is consistent with the Company’s moderate growth initiative in effect for 2008.

Outlook

During this period of economic slowdown and uncertainty, the Company is suspending its previously reported guidance for 2008.

About Silverleaf Resorts

Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, swimming, tennis, boating, and many organized activities for children and adults.  For additional information, please visit www.silverleafresorts.com.

Forward-Looking Statements

This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated.  The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors.  These risks and others are more fully discussed under the heading “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2007 Annual Report on Form 10-K filed on March 12, 2008.

For more information or to visit our website, click here:
http://www.b2i.us/irpass.asp?BzID=1358&Nav=0&S=0&L=1

Contact:
Silverleaf Resorts, Inc., Dallas, Texas
Thomas J. Morris, 214-631-1166  x2218

SILVERLEAF RESORTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues:
Vacation Interval sales	$66,849	$63,293	$199,889	$175,235
Estimated uncollectible revenue	(16,645)	(11,076)	(47,205)	(28,989)
Net sales	50,204	52,217	152,684	146,246

Interest income	15,710	13,465	45,527	38,952
Management fee income	780	615	2,340	1,845
Other income	1,687	1,238	3,924	3,171
Total revenues	68,381	67,535	204,475	190,214

Costs and Operating Expenses:
Cost of Vacation Interval sales	8,024	5,215	20,654	16,668
Sales and marketing	35,938	31,203	103,415	87,794
Operating, general and administrative	10,235	10,099	29,751	28,002
Depreciation	1,284	873	3,608	2,589
Interest expense and lender fees:
Related to receivables-based credit facilities	6,404	4,982	15,882	14,227
Related to other indebtedness	1,740	1,347	4,731	3,879
Total costs and operating expenses	63,625	53,719	178,041	153,159

Income before provision for income taxes	4,756	13,816	26,434	37,055
Provision for income taxes	(1,831)	(5,319)	(10,177)	(14,266)

Net income	$2,925	$8,497	$16,257	$22,789

Basic net income per share	$0.08	$0.22	$0.43	$0.60

Diluted net income per share	$0.07	$0.22	$0.41	$0.58

Weighted average basic common shares outstanding	38,065,780	37,810,980	38,019,401	37,809,106

Weighted average diluted common shares outstanding	39,199,503	39,432,691	39,220,272	39,407,049

SILVERLEAF RESORTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	September 30,	December 31,
ASSETS	2008	2007
	(Unaudited)

Cash and cash equivalents	$7,666	$13,170
Restricted cash	23,114	12,816
Notes receivable, net of allowance for uncollectible notes of $78,819 and $69,128, respectively	317,231	289,907
Accrued interest receivable	4,185	3,744
Investment in special purpose entity	5,390	7,315
Amounts due from affiliates	4,083	1,358
Inventories	186,373	179,188
Land, equipment, buildings, and leasehold improvements, net	53,562	41,565
Land held for sale	509	509
Prepaid and other assets	36,536	31,487

TOTAL ASSETS	$638,649	$581,059

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Accounts payable and accrued expenses	$13,434	$21,071
Accrued interest payable	2,760	2,470
Unearned Vacation Interval sales	-	296
Unearned samplers	6,677	6,921
Income taxes payable	1,066	782
Deferred income taxes	35,171	30,463
Notes payable and capital lease obligations	362,449	316,198
Senior subordinated notes	24,671	26,817

Total Liabilities	446,228	405,018

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Preferred stock, 10,000,000 shares authorized, none issued and outstanding	-	-
Common stock, par value $0.01 per share, 100,000,000 shares authorized, 38,088,154 shares issued and 38,031,943 shares outstanding at September 30, 2008, and 37,818,154 shares issued and outstanding at December 31, 2007	381	378
Additional paid-in capital	112,928	112,700
Retained earnings	79,220	62,963
Treasury stock, at cost, 56,211 shares at September 30, 2008 and none at December 31, 2007	(108)	-

Total Shareholders' Equity	192,421	176,041

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$638,649	$581,059